Filed pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration No. 333-32065

                                    CITICORP
                               U.S. $2,000,000,000
                       Medium-Term Senior Notes, Series F
                               U.S. $1,000,000,000
                    Medium-Term Subordinated Notes, Series F
                Due From 9 Months to 60 Years From Date of Issue

         Pricing Supplement, dated November 19, 1997 (the "Pricing Supplement") to Prospectus Supplement, dated October 27, 1997 (the "Prospectus Supplement"); to Prospectus, dated October 27, 1997 (the "Base Prospectus" and collectively with the Pricing Supplement and the Prospectus Supplement, the "Prospectus")

                              Description of Notes

         The terms of the LIBOR Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Medium-Term Senior Notes, Series F set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:              LIBOR Senior Floating Rate Notes Due May 24, 2001
                             (the "LIBOR Notes").
Aggregate
  Principal Amount:          $100,000,000.00.

Issue Date:                  November 24, 1997.

Stated Maturity Date:        May 24, 2001.

Interest Rate Index:         Three Month LIBOR.

Spread:                      Plus 10.0 basis points.

Initial Interest Rate:       5.975% per annum.

Interest Rate:               For each Interest Rate Reset Period, Three Month
                             LIBOR plus 0.10%, as determined on the related
                             LIBOR Determination Date, or in the case of the Initial Interest Rate, 5.975% per annum.


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Interest Commencement Date:  November 24, 1997.

Interest Payment Dates:      Quarterly, on the 24th of each February, May,
                             August and November, commencing February 24, 1998, and at Stated Maturity.

Interest Period:             Quarterly.

Interest Reset Dates:        The 24th of each February, May, August
                             and November.

LIBOR Interest
  Determination Dates:       Pertaining to an Interest Reset Date, the
                             second Market Day preceding such related
                             Interest Reset Date.

Index Maturity:              Three Months.

LIBOR Screen Reference:      Telerate Screen Page 3750.

Calculation Dates:           The related LIBOR Interest Determination Date.

Redemption:                  The LIBOR Notes are not subject to redemption prior
                             to the Maturity Date.

Sinking Fund:                The LIBOR Notes are not subject to any sinking
                             fund.

Regular Record Date:         The date that is 15 calendar days prior to the
                             related Interest Payment Date.

Purchasers:                  Salomon Brothers Inc (with respect to $50,000,000
                             principal amount of the LIBOR Notes).

                             Morgan Stanley Dean Witter(with respect to
                             $50,000,000 principal amount of the LIBOR Notes).

Discount:                    .079%.

Price to Public:             100.00%.

CUSIP Number:                17303 LSX 0.



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